EXHIBIT 10.34

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of the 19th day of December, 2011 (the “Effective Date”), by and between Kindred Healthcare Operating, Inc., a Delaware corporation (or as appropriate, one of its wholly-owned subsidiaries) (the “Company”), and Patricia Henry (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is employed by a wholly-owned subsidiary of the Company, itself a wholly-owned subsidiary of Kindred Healthcare, Inc. (“Parent”), and the parties hereto desire to provide for the terms of Executive’s employment by such subsidiary of the Company; and

WHEREAS, the Company has determined that it is in the best interests of the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Employment. The Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company on the terms and conditions herein set forth. The initial term of this Agreement shall be for a one-year period commencing on the Effective Date. The term shall be automatically extended by one additional day for each day beyond the Effective Date that the Executive remains employed by the Company until such time as the Company elects to cease such extension by giving written notice of such election to the Executive. In such event, the Agreement shall terminate on the first anniversary of the effective date of such election notice (the initial term together with all such extensions, the “Term”).

2. Duties. Executive is employed by the Company as President, RehabCare, reporting directly to Benjamin A. Breier, Chief Operating Officer.

3. Extent of Services. Executive, subject to the direction and control of the Board of Directors of Kindred Healthcare, Inc. (the “Board”), shall have the power and authority commensurate with her status and necessary to perform her duties hereunder. During the Term, Executive shall devote her entire working time, attention, labor, skill and energies to the business of the Company, and shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, Executive shall be entitled to serve on the board of directors, managers or comparable governing authority of up to two entities that are unaffiliated with the Company subject to the approval of the Board of Directors of Kindred Healthcare, Inc.

4. Compensation. As compensation for services hereunder rendered, Executive shall receive during the Term:

(a) A base salary (“Base Salary”) of $415,000 per year payable in equal installments in accordance with the Company’s normal payroll procedures. Executive may receive increases in her Base Salary from time to time, as approved by the Board.

(b) In addition to Base Salary, Executive shall be entitled to receive bonuses and other incentive compensation as the Board may approve from time to time, including participation in the Company’s annual short-term incentive compensation plan and long-term incentive compensation plan, in accordance with the terms and conditions of such plans as may be in effect from time to time, subject to the following:

(1) beginning in 2012, the Executive’s target bonus under the short-term incentive plan shall be up to 60% of Base Salary (the “Target Short-Term Bonus”) with a maximum potential short-term incentive bonus of 81% of Base Salary; and

(2) beginning in 2012, the Executive’s target bonus under the long-term incentive plan shall be up to 45% of Base Salary with a maximum potential long-term incentive bonus of 90% of Base Salary.

For 2011, any awards under the short-term incentive plan and long-term incentive plan shall be prorated based on Executive’s June 1, 2011 start date with the Company and remain consistent with Executive’s prior employment agreement with the Company dated June 1, 2011.

5. Benefits.

(a) Executive shall be entitled to participate in any and all pension benefit, welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans in effect from time to time for officers of the Company and its affiliates, and shall be eligible for discretionary contributions made by the Company to the Company’s 401(k) plan based on the profitability of the Company in any given year.

(b) Executive shall be entitled to participate in such bonus, stock option, or other incentive compensation plans of the Company and its affiliates in effect from time to time for officers of the Company.

(c) In addition to Company holidays, Executive shall be entitled to paid time off of 26 calendar days each year subject to the Company’s policies in effect from time to time. The Executive shall schedule the timing of such paid time off in a reasonable manner. The Executive also may be entitled to such other leave, with or without compensation, as shall be mutually agreed by the Company and Executive.

(d) Executive may incur reasonable expenses for promoting the Company’s business, including expenses for entertainment, travel and similar items. The Company shall reimburse Executive for all such reasonable expenses in accordance with the Company’s reimbursement policies and procedures, as may be in effect from time to time.

(e) Executive shall receive a one-time transition performance bonus (“Transition Performance Bonus”) in the amount of $391,000 to be paid on March 31, 2012, subject to her continued employment with the Company through such date, provided that in the event Executive terminates her employment for Good Reason or is terminated without Cause prior to such date, then Executive shall be entitled to receive the entire Transition Performance Bonus in lump sum within thirty (30) days of the date of such resignation or termination. The Transition Performance Bonus shall be in addition to any short-term incentive plan cash out payment to which Executive is entitled from RehabCare Group, Inc. or any of its affiliates in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of February 7, 2011 among Kindred Healthcare, Inc., Kindred Healthcare Development, Inc. and RehabCare Group, Inc. (the “RehabCare STIP Cash-Out”).

6. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Term. If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below) it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive’s absence from Executive full-time duties hereunder for a period of ninety (90) consecutive days due to disability as defined in the long-term disability plan provided to Executive by the Company.

(b) Cause. The Company may terminate Executive’s employment during the Term for Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Executive of her duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving the Executive and her attorney an opportunity to be heard by the Board and a reasonable opportunity of not less than thirty (30) days to remedy or correct the purported breaching conduct. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c) Good Reason. Executive’s employment may be terminated during the Term by Executive with or without Good Reason. “Good Reason” shall exist upon the occurrence, without Executive’s express written consent, of any of the following events:

(i) a material adverse change in Executive’s authority, duties or responsibilities (including, without limitation the Company assigning to Executive duties of a substantially nonexecutive or nonmanagerial nature) (other than any such change directly attributable to the fact that the Company is no longer publicly owned);

(ii) the Company materially reduces the Base Salary or annual bonus opportunity of Executive;

(iii) the Company requires Executive to relocate Executive’s principal business office more than thirty (30) miles from 2555 N. Pearl Street, #502, Dallas, TX 75201; or

(iv) a material breach by the Company of this Agreement.

For purposes of this Agreement, “Good Reason” shall not exist until after Executive has given the Company notice of the applicable event within ninety (90) days of the initial occurrence of such event and which is not remedied within thirty (30) days after receipt of written notice from Executive specifically delineating such claimed event and setting forth Executive’s intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such thirty (30) day period and the Company commences reasonable steps within such thirty (30) day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute “Good Reason” provided that such event is remedied within sixty (60) days after receipt of such written notice.

(d) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than thirty days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, or Executive resigns without Good Reason, the Date of Termination shall be the date on which the Company or Executive notified Executive or the Company, respectively, of such termination and (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

7. Obligations of the Company Upon Termination. Following any termination of Executive’s employment hereunder, the Company shall pay Executive her Base Salary through the Date of Termination and any amounts owed to Executive pursuant to the terms and conditions of the expense reimbursement policies and benefit plans and programs of the Company at the time such payments are due. In addition, subject to Section 7(e) hereof and the conditions set forth below, Executive shall be entitled to the following additional payments:

(a) Death or Disability. If, during the Term, Executive’s employment terminates by reason of Executive’s death or Disability, the Company shall pay to Executive (or her designated beneficiary or estate, as the case may be) the prorated portion of any Target Bonus (as defined below) Executive would have received for the year of termination of employment. Such amount shall be paid within thirty (30) days of the date when such amounts would otherwise have been payable to the Executive if Executive’s employment with the Company had not terminated, as determined in accordance with the terms and conditions of the applicable short-term incentive plan of the Company.

For purposes of this Agreement: “Target Bonus” shall mean the full amount of the Target Short-Term Bonus that would be payable to the Executive, assuming the targeted performance criteria on which such Target Short-Term Bonus is based were deemed to be satisfied, in respect of services for the calendar year in which the date in question occurs.

(b) Good Reason; Other than for Cause. If, during the Term, the Company terminates Executive’s employment other than for Cause (but not for Disability), or the Executive terminates her employment for Good Reason:

(1) in satisfaction of the annual bonus Executive would otherwise be eligible to receive under the short-term incentive plan in respect of the calendar year in which the Date of Termination occurs, the Company shall pay to Executive an amount equal to the product of (i) the annual bonus, if any, to which the Executive would have been entitled for the year in which the Date of Termination occurs had Executive’s employment with the Company not been terminated, as determined in accordance with the terms and conditions of the applicable short-term incentive plan of the Company as provided in Section 4(b) hereof, multiplied by (ii) a fraction, the numerator of which is the number of days in the period beginning on the first day of the calendar year in which the Date of Termination occurs and ending on the Date of Termination, and the denominator of which is 365. Such amount shall be paid on the date when such amounts would otherwise have been payable to the Executive if Executive’s employment with the Company had not terminated, as determined in accordance with the terms and conditions of the applicable short-term incentive plan of the Company.

(2) Within fourteen (14) days following Executive’s Date of Termination, the Company shall pay to Executive a cash severance payment in an amount equal to 1.5 times the sum of the Executive’s Base Salary and Target Bonus as of the Date of Termination.

(3) For a period of eighteen (18) months following the Date of Termination (the “Benefit Continuation Period”), the Executive shall be treated as if she had continued to be an Executive for all purposes under the Company’s health and dental benefits plans with respect to Executive and Executive’s covered dependents; or if the Executive is prohibited from participating in such plans, the Company or Parent shall otherwise provide such benefits; or if such benefits cannot be provided by the plans or the Company with the same overall income tax treatment to Executive as in effect before the Date of Termination, the Company shall permit Executive to continue coverage under the plans for Executive and Executive’s covered dependents on an after-tax basis and the Company shall pay Executive a monthly amount for the remainder of the one year period equal to the total monthly premium cost for such coverage (employer contribution portion only at COBRA rates) that would otherwise apply to the coverage for Executive and Executive’s covered dependents. Executive shall be responsible for any employee contributions for such insurance. Following the Benefit Continuation Period, the Executive shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA (“COBRA Benefits”) by treating the end of this period as the applicable qualifying event (i.e., as a termination of employment) for purposes of ERISA Section 603(2)) and with the concurrent loss of coverage occurring on the same date, to the extent allowed by applicable law.

(4) For the Benefit Continuation Period, the Company shall maintain in force, at its expense, the Executive’s life insurance in effect under the Company’s voluntary life insurance benefit plan as of the Date of Termination. Executive shall be responsible for any employee contributions for such insurance coverage. For purposes of clarification, the portion of the premiums in respect of such voluntary life insurance for which Executive and Company are responsible, respectively, shall be the same as the portion for which Company and Executive are responsible, respectively, immediately prior to the Date of Termination.

(5) For the Benefit Continuation Period, the Company or Parent shall provide short-term and long-term disability insurance benefits to Executive equivalent to the coverage that the Executive would have had if she had remained employed under the disability insurance plans applicable to Executive on the Date of Termination. Executive shall be responsible for any employee contributions for such insurance coverage. Should Executive become disabled during the Benefit Continuation Period, Executive shall be entitled to receive such benefits, and for such duration, as the applicable plan provides. For purposes of clarification, the portion of the premiums in respect of such short-term and long-term disability benefits for which Executive and Company are responsible, respectively, shall be the same as the portion for which Executive and Company are responsible, respectively, immediately prior to the Date of Termination.

(6) Within fifteen (15) days after the Date of Termination, the Company shall pay to Executive a cash payment in an amount, if any, necessary to compensate Executive for the Executive’s unvested interests under the Company’s retirement savings plan which are forfeited by Executive in connection with the termination of Executive’s employment.

(7) Company may adopt such amendments to its benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

(8) Any outstanding unvested stock options, stock performance units or similar equity awards (other than restricted stock awards) held by Executive on the Date of Termination shall continue to vest in accordance with their original terms (including any related performance measures) for the duration of the Benefit Continuation Period as if Executive had remained an employee of the Company through the end of such period and any such stock option, stock performance unit or other equity award (other than restricted stock awards) that has not vested as of the conclusion of such period shall be immediately cancelled and forfeited as of such date. In addition, Executive shall have the right to continue to exercise any outstanding vested stock options held by Executive during the Benefit Continuation Period; provided that in no event shall Executive be entitled to exercise any such option beyond the original expiration date of such option. Any outstanding restricted stock award held by Executive as of the Date of Termination that would have vested during the Benefit Continuation Period had Executive remained an employee of the Company through the end of such period shall be immediately vested as of the Date of Termination and any restricted stock award that would not have vested as of the conclusion of such period shall be immediately cancelled and forfeited as of the Date of Termination.

(9) Notwithstanding anything in this Agreement to the contrary, in no event shall the provision of in-kind benefits pursuant to this Section 7 during any taxable year of Executive affect the provision of in-kind benefits pursuant to this Section 7 in any other taxable year of Executive.

(c) Cause; Other than for Good Reason. If Executive’s employment is terminated for Cause or Executive terminates employment without Good Reason (and other than due to such Executive’s death) during the Term, this Agreement shall terminate without further additional obligations to Executive under this Agreement.

(d) Death after Termination. In the event of the death of Executive during the period Executive is receiving payments pursuant to this Agreement, Executive’s designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Executive’s estate.

(e) General Release of Claims. Notwithstanding anything herein to the contrary, the amounts payable pursuant to this Section 7 are subject to the condition that Executive has delivered to the Company an executed copy of an irrevocable general release of claims in a form satisfactory to the Company within the 60 (sixty) day period immediately following the Executive’s separation from service (the “Release Period”). Any payment that otherwise would be made prior to Executive’s delivery of such executed release pursuant to this Section 7 shall be paid on the first business day following the conclusion of the Release Period; provided that in-kind benefits provided pursuant to subsections (b)(3), (4) and (5) of this Section 7 shall continue in effect after separation from service pending the execution and delivery of such release for a period not to exceed 60 days; provided further that if such release is not executed and delivered within such 60-day period, Executive shall reimburse the Company for the full cost of coverage during such period.

(f) Six Month Delay for Specified Employees. Notwithstanding anything herein to the contrary, if at the time of Executive’s separation from service Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) and the deferral of any payment under Section 7(b) is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code with respect to such payment, then the amount to which Executive would otherwise be entitled during the first six months following Executive’s separation from service in respect of such payment shall be deferred and accumulated (without any reduction in such payment ultimately paid to Executive) for a period of six (6) months from the date of separation from service, and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of Executive’s death), together with interest during such period at a rate computed by adding 2.00% to the Prime Rate as published in the Money Rates section of the Wall Street Journal, or other equivalent publication if the Wall Street Journal no longer publishes such information, on the first publication date of the Wall Street Journal or equivalent publication after the date of Executive’s separation from service (provided that if more than one such Prime Rate is published on any given day, the highest of such published rates shall be used).

8. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all reasonable attorneys’ and accountants’ fees of the Executive in connection therewith, including any litigation to enforce any arbitration award.

9. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive’s services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Other Severance Benefits. Executive hereby agrees that in consideration for the payments to be received under Section 7(b) of this Agreement, Executive waives any and all rights to any payments or benefits under any severance plans or arrangements of the Company or their respective affiliates that specifically provide for severance payments, other than the Change in Control Severance Agreement between the Company and Executive (the “Change in Control Severance Agreement”); provided that any payments payable to Executive under Section 7(b) hereof shall be offset by any payments payable under the Change in Control Severance Agreement and any severance payments pursuant to applicable law.

11. Withholding. All payments to be made to Executive hereunder will be subject to all applicable required withholding of taxes.

12. No Mitigation. Executive shall have no duty to mitigate her damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder (including, without limitation, the provision of in-kind benefits provided under Section 7(b) hereof) shall not be reduced or offset by any such compensation. Further, the Company’s and Parent’s obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company or Parent may have against Executive or others.

13. Non-Competition. The provisions of this Section 13 and any related provisions shall survive termination of this Agreement and/or Executive’s employment with the Company and do not supersede, but are in addition to and not in lieu of, any other agreements signed by Executive concerning non-competition, confidentiality, solicitation of employees, or trade secrets, and are included in consideration for the Company entering into this Agreement.

Executive’s right to receive and retain the benefits specified in this Agreement are conditioned upon Executive’s compliance with the terms of this Section 13:

(a) Non-Compete Agreement.

(1) During the Executive’s employment with the Company and during the period beginning on the Date of Termination and ending one (1) year thereafter (i.e., on the anniversary of the date the Executive’s employment terminates) (the “Post-Termination Period”), the Executive shall not, without prior written approval of the Company’s Chief Executive Officer, become an officer, employee, agent, partner, or director of, or provide any services or advice to or for, any business enterprise in substantial direct competition (as defined in Section 13(a)(2)) with the Company. The above constraint shall not prevent the Executive from making passive investments, not to exceed five percent (5%) of the total equity value, in any enterprise where Executive’s services or advice is not required or provided.

(2) For purposes of this Section 13(a), a business enterprise with which the Executive becomes associated as an officer, employee, agent, partner, or director shall be considered in substantial direct competition with the Company if such entity competes with the Company or any of its direct or indirect subsidiaries in the Rehabilitation Business (as defined below) or provides services or products of a type which is marketed, sold or provided by the Company or any of its direct or indirect subsidiaries or affiliates related to the Rehabilitation Business (including but not limited to any product or service which the Company or any such other entity is developing) within the state or country where the Company or any such direct or indirect subsidiary or affiliate then provides or markets or plans to provide or market any such service or product as of the Date of Termination. For purposes of this Agreement, “Rehabilitation Business” shall mean the provision of rehabilitation services, including physical and occupational therapies and speech pathology services, to residents and patients of nursing centers, assisted living facilities and hospice providers. Notwithstanding the above, Executive shall not be restricted from providing direct patient care as a speech pathologist as long as Executive does not serve in any executive or managerial role.

(3) During the Executive’s employment with the Company and during the Post-Termination Period, the Executive shall not, without prior written approval of the Company’s Chief Executive Officer, directly or indirectly, solicit, provide to, take away, or attempt to take away or provide to any customer or solicited prospect of the Company or any of its direct or indirect subsidiaries any business of a type which the Company or such subsidiary provides or markets or which is competitive with any business then engaged in (or product or services marketed or planned to be marketed) by the Company or any of its direct or indirect subsidiaries; or induce or attempt to induce any such customer to reduce such customer’s business with that business entity, or divert any such customer’s business from the Company and its direct or indirect subsidiaries; or discuss that subject with any such customer.

(4) During the Executive’s employment with the Company and during the Post-Termination Period, the Executive shall not, without prior written approval of the Company’s Chief Executive Officer, directly or indirectly solicit the employment of, recruit, employ, hire, cause to be employed or hired, entice away, or establish a business with, any then current officer, office manager, staffing coordinator or other employee or agent of the Company or any of its direct or indirect subsidiaries or affiliates (other than non-supervisory or non-managerial personnel who are employed in a clerical or maintenance position) or any other such person who was employed by the Company or any of its direct or indirect subsidiaries or affiliates within the twelve (12) months immediately prior to the Date of Termination; or suggest to or discuss with any such employee the discontinuation of that person’s status or employment with the Company or any of its direct or indirect subsidiaries and affiliates, or such person’s employment or participation in any activity in competition with the Company or any of its direct or indirect subsidiaries or affiliates.

(b) Confidential Information. The Executive has received (and will receive) under a relationship of trust and confidence, and shall hold in a fiduciary capacity for the benefit of the Company, all “Confidential Information” and secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies or direct or indirect subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Executive’s employment with the Company and after termination of the Executive’s employment with the Company, the Executive shall never, without the prior written consent of the Company, or as may otherwise be required by law or legal process, use (other than during Executive’s employment with the Company for the benefit of the Company), or communicate, reveal, or divulge any such information knowledge or data, to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 13(b) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. “Confidential Information” means confidential and/or proprietary information and trade secrets of or relating to the Company or any of its direct or indirect subsidiaries and affiliates (and includes information the disclosure of which might be injurious to those companies), including but not limited to information concerning personnel of the Company or any of its direct or indirect subsidiaries and affiliates, confidential financial information, customer or customer prospect information, information concerning temporary staffing candidates, temporary employees, and personnel, temporary employee and customer lists and data, methods and formulas for estimating costs and setting prices, research results (such as marketing surveys, or trials), software, programming, and programming architecture, enhancements and developments, cost data (such as billing, equipment and programming costs projection models), compensation information and models, business or marketing plans or strategies, new products or marketing strategies, deal or business terms, budgets, vendor names, programming operations, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, results or internal analyses, computer programs and programming information, techniques and designs, business and marketing plans, acquisition plans and strategies, divestiture plans and strategies, internal valuations of Company assets, and trade secrets, but does not include information generally known in the marketplace. In addition, Confidential Information includes information of another company given to the Company with the understanding that it will be kept confidential. All Confidential Information described herein is and constitutes trade secret information (regardless of whether the same is legally determined to be a trade secret) and is not the property of the Executive.

(c) Provisions Relating To Non-Competition, Non-Solicitation and Confidentiality. The provisions of this Section 13 shall survive the termination of Executive’s employment and this Agreement and shall not be affected by any subsequent changes in employment terms, positions, duties, responsibilities, authority, or employment termination, permitted or contemplated by this Agreement. To the extent that any covenant set forth in this Section 13 of this Agreement shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be void or rendered invalid, but instead shall be automatically amended for such lesser term, to such lesser extent, or in such other lesser degree, as will grant the Company the maximum protection and restrictions on the Executive’s activities permitted by applicable law in such circumstances. In cases where there is a dispute as to the right to terminate the Executive’s employment or the basis for such termination, the term of any covenant set forth in Section 13 shall commence as of the date specified in the Notice of Termination and shall not be deemed to be tolled or delayed by reason of the provisions of this Agreement. The Company shall have the right to injunctive relief to restrain any breach or threatened breach of any provisions in this Section 13 in addition to and not in lieu of any rights to recover damages or cease making payments under this Agreement. The Company shall have the right to advise any prospective or then current employer of Executive of the provisions of this Agreement without liability. The Company’s right to enforce the provisions of this Agreement shall not be affected by the existence, or non-existence, of any other similar agreement for any other executive, or by the Company’s failure to exercise any of its rights under this Agreement or any other similar agreement or to have in effect a similar agreement for any other employee.

14. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

If to Executive:

Patricia Henry

2555 N. Pearl Street, #502

Dallas, TX 75201

If to Company:

Kindred Healthcare Operating, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: General Counsel

15. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

16. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof, including without limitation the Employment Agreement between Company and Executive, dated June 1, 2011, the provisions of any offer letter, the Termination Compensation Agreement between RehabCare Group, Inc. (“RehabCare”) and Executive, dated December 8, 2008, all prior non-competition, non-solicitation or similar covenants or agreements between Executive and the Company, Parent or any of their respective subsidiaries or affiliates, or any similar plan or agreement with RehabCare or its affiliates, except that this Agreement shall not supersede or in any way adversely impact (i) Executive’s right to receive amounts to which she is entitled in respect of the RehabCare STIP Cash-Out, or (ii) Executive’s right to continue participation in the Company’s short-term incentive plan for the remainder of the 2011 calendar year. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and such officer of the Company specifically designated by the Board.

17. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

18. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20. Survival. Any provision of this Agreement creating obligations extending beyond the Term of this Agreement shall survive the expiration or termination of this Agreement, regardless of the reason for such termination.

21. Section 409A. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to Executive of the applicable provision; provided that nothing herein shall require the Company to provide Executive with any gross-up for any tax, interest or penalty incurred by Executive under Section 409A of the Code. For purposes of Section 409A of the Code, each payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KINDRED HEALTHCARE OPERATING, INC.

/s/ Paul J. Diaz
By: Paul J. Diaz
President and Chief Executive Officer

Solely for the purposes of Section 7 and Section 16: KINDRED HEALTHCARE, INC.

/s/ Paul J. Diaz
By: Paul J. Diaz
President and Chief Executive Officer

/s/ Patricia Henry
PATRICIA HENRY

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